Exhibit 99.1

OMNOVA Solutions Acquires Full Ownership of Its

Decorative Products Joint Ventures In Asia From CP Group

FAIRLAWN, OH, USA, January 7, 2008 – OMNOVA Solutions Inc. (NYSE: OMN) today announced that it has completed the acquisition of the remaining 49.9% interest of its joint venture manufacturing businesses in Thailand and China from its former partner, CPPC Public Company, Ltd., an affiliate of Charoen Pokphand Group (CP Group). The buyout makes OMNOVA Solutions sole owner of CPPC-Decorative Products Co., Ltd. in Thailand, and CG-OMNOVA Decorative Products (Shanghai) Co., Ltd. and Beston OMNOVA Plastics (Taicang) Co., Ltd., both in China.

OMNOVA Solutions was the majority owner of the joint ventures, at approximately 50.1%, since establishing the joint ventures in Thailand in 1999 and in China in 2000. Unconsolidated sales from the joint ventures for 2007 are expected to be approximately $106 million.

The operations, which primarily serve the growing Asian commercial furnishings and upholstery markets, will be renamed OMNOVA Decorative Products Thailand, OMNOVA Decorative Products (Shanghai) and OMNOVA Decorative Products (Taicang).

“OMNOVA’s investment to acquire full ownership of our Asian JV businesses is a key part of our globalization strategy and demonstrates our long-term commitment to the large and rapidly growing Asian markets,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “It allows us to more aggressively participate in the tremendous expansion underway in the region with innovative technology and products. In addition, it puts us in a better position to follow global customers who have moved manufacturing to Asia and are looking for high quality local sourcing.

“Having full operational control of the plants in Asia will facilitate transfer of technology and best practices to ensure excellence across our entire global manufacturing platform,” McMullen said. “We can support our customers’ needs with consistent product performance around the world.”

OMNOVA Decorative Products Thailand is located in Rayong, Thailand. It employs approximately 536 people and produces coated vinyl upholstery, commercial wallcoverings, laminates and films for the Asian and North American marine, furniture, interiors, and transportation markets, plus films for various industrial applications, such as large-format banners.

OMNOVA Decorative Products (Shanghai) employs about 547 people. OMNOVA Decorative Products (Taicang) is located near Shanghai and opened in 2007. It employs 128 people. These operations manufacture coated polyurethane and vinyl upholstery primarily for Chinese automotive original equipment manufacturers and regional upholstery, consumer garment and accessories markets, with an increasing focus on the North American residential and contract furniture markets and automotive aftermarket.

OMNOVA Solutions Inc. is a technology-based company with 2006 sales of approximately $700 million and a workforce of 1,700 employees. With this acquisition, OMNOVA’s worldwide workforce will total about 2,900. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com or www.omnova.cn.